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                                                                    EXHIBIT 10.7


                          AMENDMENT AND LIMITED WAIVER
                              TO SECURITY AGREEMENT


         This Amendment and Limited Waiver to Security Agreement (Accounts Receivable, Inventory and Equipment) (this "Amendment") dated as of July 13, 2001, is entered into by and between GALAXY NUTRITIONAL FOODS, INC., f/k/a GALAXY FOODS COMPANY, ("Borrower") and FINOVA CAPITAL CORPORATION ("FINOVA"), in reference to that certain Security Agreement (Accounts Receivable, Inventory and Equipment) between them dated November 1, 1996 (as amended from time to time, the "Loan Agreement"; capitalized terms used herein, unless otherwise defined, shall have the meanings set forth in the Loan Agreement).

         A. FINOVA currently provides financial accommodations to Borrower pursuant to the terms of the Loan Agreement.

         B. Borrower has notified FINOVA that Events of Default have occurred under the Loan Agreement due to Borrower's failure to comply with the minimum Total Debt Service Coverage Ratio and the Capital Expenditure limitations set forth therein.

         C. Borrower has requested that FINOVA grant a waiver of the Events of Default and amend the Loan Agreement as provided herein. FINOVA consents to Borrower's requests on the terms and subject to the conditions set forth in this Amendment.

         NOW THEREFORE, the parties hereto agree as follows:

         1. Waiver. FINOVA hereby waives Borrower's duty to comply with the minimum ratio of Operating Cash Flow/Actual to Total Contractual Debt Service set forth in Section 6.18 of the Loan Agreement for the fiscal year ended March 31, 2001 and the fiscal quarter ended June 30, 2001. FINOVA also hereby waives Borrower's duty to comply with the Capital Expenditure limitation set forth in Section 6.19 of the Loan Agreement for the fiscal year ended March 31, 2001. The limited waivers provided herein shall apply solely to the covenant violations described above as of the periods referenced above. In all other respects, Borrower shall comply with the terms of the Loan Agreement and the instruments, documents and agreements executed in connection therewith, as amended hereby.

         2.       Interest. The Loan Agreement is amended by deleting Section
3.1 thereof in its entirety and replacing such section with the following:

                           3.1. FINOVA is authorized to charge the Borrower's
                  loan account as an advance on the first day of each month as follows (a) all costs and expenses; (b) interest on Borrower's daily monthly average loan balance (inclusive of all advances made pursuant to paragraph 2.1 of this Agreement, together with all costs and expenses charged to Borrower's account) which shall be payable by Borrower to FINOVA on the Borrower's monthly average Revolving Line of Credit at the per annum Prime Rate (as defined below) plus two percent (2%) per


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                  annum (the "Interest Rate") and (c) Letter of Credit Fees ("LC
                  Fee") in the amount of two percent (2%) of the face amount of any such Letters of Credit issued for the account of Borrower, the aggregate face amount of which shall not exceed
                  $1,000,000, which amount shall be fully reserved by FINOVA from Borrower's Revolving Line of Credit availability. As used herein, the term "Prime Rate" shall be deemed to mean the prime commercial rate as published from time to time in the Wall Street Journal, in effect on the date hereof (whether or not such rate is the lowest rate available by FINOVA) and as same may be adjusted upwards or downwards from time to time. Any change in the Interest Rate shall become effective on the first day of the month following the month in which the Prime Rate shall have been increased or decreased, as the case may be. The Interest Rate shall be calculated based on a three hundred sixty (360) day year for the actual number of days elapsed and shall be charged to Borrower on all Obligations. All interest charged or chargeable to Borrower shall be deemed as an additional advance and shall become part of the Obligations.

                  3. Debt Service Coverage Ratio. The Loan Agreement is amended by deleting Section 6.18 thereof in its entirety and replacing such section with the following:

                           6.18. Total Debt Service Coverage Ratio. Borrower's
                  Operating Cash Flow/Actual for the consecutive three (3) month period ending as of September 30, 2001 must be at least .8 to
                  1.0 times the amount necessary to meet Borrower's Total Contractual Debt Service for such three (3) month period; Borrower's Operating Cash Flow/Actual for the consecutive six
                  (6) month period ending as of December 31, 2001 must be at least .9 to 1.0 times the amount necessary to meet Borrower's Total Contractual Debt Service for such six (6) month period; Borrower's Operating Cash Flow/Actual for the consecutive nine
                  (9) month period ending as of March 31, 2002 must be at least
                  1.2 to 1.0 times the amount necessary to meet Borrower's Total Contractual Debt Service for such nine (9) month period; and Borrower's Operating Cash Flow/Actual for the consecutive twelve (12) month period ending as of the last day of each of Borrower's fiscal quarters commencing with Borrower's fiscal quarter ending June 30, 2002 must be at least 1.4 to 1.0 times the amount necessary to meet Borrower's Total Contractual Debt Service for the applicable twelve (12) month period, all calculated on a consolidated basis.

                  4. Unfinanced Capital Expenditures. The Loan Agreement is amended by deleting section 6.19 thereof in its entirety and replacing such section with the following:

                           6.19 Unfinanced Capital Expenditures. Borrower shall
                  not make or incur any unfinanced Capital Expenditures if, after giving effect thereto, the aggregate amount of all unfinanced Capital Expenditures by Borrower for any fiscal year would exceed Two Hundred Fifty Thousand Dollars ($250,000). For the purposes hereof, the term "Capital Expenditures" shall mean all expenditures made and liabilities incurred in accordance with GAAP for the acquisition of any fixed asset or improvement, replacement, substitution or addition thereto


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                  which has a useful life of more than one year and including, without limitation, those arising in connection with capital leases.


                  5. Reaffirmation. Except as amended by the terms herein, the Loan Agreement and each of the other documents, instruments and agreements executed and delivered in connection therewith remain in full force and effect in accordance with their terms. If there is any conflict between the terms and conditions of the Loan Agreement and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern.

                  6. Fee. In consideration of the waiver and amendments granted herein, Borrower shall pay to FINOVA a fee in the amount of $100,000, which shall be deemed fully earned on the date hereof and due and payable in two
(2) installments, the first of which shall be in the amount of Twenty-five Thousand Dollars ($25,000) and shall be due and payable on the date hereof and the second of which shall be in the amount of Seventy-five Thousand Dollars ($75,000) and shall be due and payable on December 31, 2001, unless the Obligations are sooner accelerated pursuant to the terms of the Loan Agreement, in which case the second installment shall be due and payable on the date of such acceleration.

                  7. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  8. Governing Law. This Amendment shall be governed by and construed according to the laws of the State of New York.


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                  9.       Attorneys' Fees and Waiver of Jury Trial. Borrower
agrees to pay, on demand, all attorneys' fees and costs incurred in connection with the preparation, negotiation, documentation and execution of this Amendment. If any legal action or proceeding shall be commenced at any time by any party to this Amendment in connection with its interpretation, enforcement or otherwise concerning its terms, the prevailing party in such action or proceeding shall be entitled to reimbursement of its reasonable attorneys' fees and costs in connection therewith, in addition to all other relief to which the prevailing party may be entitled. Each of the parties hereto hereby waives any and all rights to a trial by jury in any such action or proceeding.

                                     FINOVA CAPITAL CORPORATION,
                                     a Delaware corporation

                                     /s/ Frank Monzo

                                     Frank Monzo
                                     Vice President


                                     GALAXY NUTRITIONAL FOODS, INC.
                                     a Delaware corporation

                                     /s/ Angelo S. Morini

                                     Print Name:  Angelo S. Morini
                                     Title/Capacity:  Chairman, President & CEO


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